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                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, for use of the
     Commission only (as permitted BY
     Rule 14A-6(E)(2))

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          J. C. PENNEY COMPANY, INC.
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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[LETTERHEAD OF JCPENNEY]


                                 April 15, 1999



Dear Fellow Stockholder:

     I am writing to ask you to follow your Board's recommendation and vote against Item 4 on your proxy card, the proposal by a stockholder to amend the Company's bylaws. This proposal, and the Board's opposition to it, are described in the Proxy Statement contained in this package for the Company's May 21, 1999 Annual Meeting of Stockholders.

     Your Board of Directors is unanimously opposed to the proposal for the following reasons:

     . The Company's stockholder rights plan was adopted to protect JCPenney's long-term value for all stockholders. The rights plan was designed to protect stockholders against potential abuses during the takeover process which unfairly discriminate against stockholders by providing the Board adequate time and flexibility either to negotiate the highest possible bid from a potential acquiror or to develop alternatives that might better maximize stockholder value.

        - Recent studies by J.P. Morgan and Georgeson & Company indicate that rights plans like ours actually increase premiums paid by acquirors and do not reduce the likelihood of a tender offer being made.

     . JCPenney's stockholder rights plan contains a three year independent director evaluation ("TIDE") provision, a feature which has been favorably received by stockholders of other companies.

        - The TIDE provision requires that the rights plan be reviewed at least every three years by a Committee of the Board consisting of independent directors. The independent Committee is empowered to recommend to the full Board of Directors modifications to or termination of the rights plan.

        -  Ten of your eleven directors are independent.

     . Since the proposed bylaw requires redemption of the current rights plan and stockholder approval for any new rights plan (a lengthy procedure), the Company would be unable to adopt a rights plan even in the case of a hostile bid deemed inadequate by the Board of Directors and would be deprived of a proven and necessary tool to maximize stockholder value.
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     .  Your Board believes, based upon the opinion of the Company's Delaware legal counsel, that the proposal, if approved, would be invalid under Delaware law.

Please vote AGAINST Item 4.  Vote to keep your Board's ability to use the
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stockholder rights plan to maximize and protect your interest in the Company.
Your Board also recommends voting AGAINST Items 3, 5, and 6 for the reasons
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stated in the Proxy Statement.

     JCPenney has long been committed to the principles of good corporate governance and to managing our Company in a way that is fair to our stockholders, our associates, and to the people with whom JCPenney does business. These practices, in turn, serve to maximize value for our stockholders.

     A proxy card is contained in this package. Please mark and sign your ballot and return your card in the enclosed postage paid envelope. If you prefer, you may cast your vote by telephone, following the instructions set forth on the proxy card.

                                       Sincerely,

                                       /s/ J. E. OESTERREICHER

                                       J. E. Oesterreicher
                                       Chairman of the Board
                                       and Chief Executive Officer



Enclosures

                                       2